Exhibit 99.1

Smart Balance Announces 2012 Third Quarter Results

Company Delivers 41% Reported & 11% Organic Net Sales Growth in the Quarter;

Organic Cash Operating Income Increases 23% to $15.1 Million;

Reiterates 2012 & 2013 Outlook

Paramus, N.J. (November 8, 2012) – Smart Balance, Inc. (NasdaqGM: SMBL) today announced its financial results for the third quarter ended September 30, 2012. For the third quarter of 2012, net sales increased 41.4% to $101.3 million, and cash operating income increased 55.7% to $15.1 million. Organic net sales increased 11.1% and organic cash operating income increased 22.5%. Earnings per share were $0.03, versus $0.06 last year, excluding certain items. Earnings per share were impacted by higher interest, depreciation, amortization and stock-based compensation expense, when compared to last year.

The Company reiterated its outlook for 2012 and 2013. For 2012, the Company continues to expect net sales in the $360 million to $370 million range, gross margins in the 42% to 44% range, and cash operating income in the $53 million to $55 million range. For 2013, the Company continues to expect net sales to be in the range of $440 million to $450 million and cash operating income to be in the range of $70 million to $75 million.

Commenting on the results, Chairman and Chief Executive Officer Stephen Hughes stated, “Beginning with our third quarter report we established two business segments – Natural and Smart Balance. Overall, our results were in-line with our expectations. In the quarter, our Natural segment, which includes the Udi’s, Glutino and Earth Balance brands, represented more than half of our total net sales and reported strong organic net sales increases of 42.0%, consistent with our consumption growth of 44.5% across these brands. While our Smart Balance segment, which includes spreads, milk and grocery, reported a net sales decline, we managed to increase brand profit margin for this segment. Excluding the expenses related to the launch of our Smart Balance Spreadable Butter, Smart Balance delivered slightly higher profitability as compared to last year.”

Commenting further on the recent Udi’s acquisition, Mr. Hughes said, “We are well on our way to integrating Udi’s with our other Natural brands – Glutino & Earth Balance. Since the acquisition on July 2nd, our teams have been working extraordinarily well together and have made great strides in combining our sales and marketing efforts. The growth in the gluten-free market and the potential for the combination of Udi’s and Glutino is a very powerful proposition in our efforts to make gluten-free products more available on retail shelves. Since adding these brands to our portfolio, retailers have accepted an incremental 400 Udi’s & Glutino items and it is clear that they are highly motivated to address the needs of gluten-free consumers.”

2012 Third Quarter Results

Total Company net sales in the third quarter of 2012 increased 41.4% to $101.3 million, compared to net sales of $71.7 million in the third quarter of 2011. This performance primarily reflected the impact from the acquisitions of Udi’s and Glutino, which closed on July 2, 2012 and August 3, 2011, respectively. As a result, while Glutino and Udi’s are included in the results for the third quarter of 2012, only Glutino is included for two months in the third quarter of 2011.  Organic net sales, which assumes the Company owned Udi’s and Glutino for the entire third quarter of 2011, increased 11.1% in the third quarter of 2012 compared to the third quarter of 2011.

The chart below highlights net sales, gross profit, and brand profit (calculated as gross profit less marketing, selling and royalty expense (income)) for the third quarters of 2012 and 2011, by segment:

Segment Results – Third Quarter

$ in Millions	2012	Margin	2011	Margin
Net Sales:
Natural	$52.4		$17.4
Smart Balance	48.9		54.3
	$101.3		$71.7
Gross Profit (ex-Purchase Accounting²)
Natural	$21.3	40.6%	$6.9	39.7%
Smart Balance	22.0	45.0%	24.1	44.4%
	$43.3	42.7%	$31.0	43.2%
Brand Profit (ex-Purchase Accounting²)
Natural	$13.6	26.0%	$5.0	28.7%
Smart Balance	12.7	26.0%	13.2	24.3%
	$26.3	26.0%	$18.2	25.4%

Net sales for the Company’s Natural segment (Udi’s, Glutino and Earth Balance brands) increased 201.6% to $52.4 million in the third quarter of 2012 compared to $17.4 million in the third quarter of 2011. Organic net sales for the Natural segment increased 42.0% in the quarter. The Company’s gluten-free brands – Udi’s and Glutino – reported organic net sales growth over 50% in total in the quarter, which was driven by an acceleration in distribution gains from both Udi’s and Glutino and continued strength in gluten-free category growth. The Company’s Earth Balance portfolio registered a net sales gain of 11.5% versus a year-ago. Earth Balance growth in the quarter was negatively impacted by the timing of promotions. Earth Balance’s consumption growth of 25.6%, however, remained strong in the third quarter and sales in October were back in line with consumption.

Net sales for the Company’s Smart Balance segment declined 9.8% to $48.9 million in the third quarter of 2012 compared to $54.3 million in the third quarter of 2011. This segment was negatively impacted by the winding down of Bestlife® spreads and Smart® Balance Butter Blends, as the Company repositioned its focus on premium spreads and spreadable butter within the spreads category. Despite the difficult environment for spreads, the Company’s premium spreads and spreadable butter products outperformed the competition and gained share in its category. Net sales of the Company’s Smart Balance® Spreads and Spreadable Butter businesses, when combined, declined 6.1% in the quarter. The positive impact from the introduction of Smart Balance® Spreadable Butter was offset by lower volume in its core spreads business, caused by higher promotional activity from competitors and an unfavorable price-gap to commodity butter. Net sales of the Company’s Smart Balance grocery products decreased 6.1% versus the year-ago third quarter, impacted by increased pricing and promotion pressure in the cooking oil category.

Net sales of Smart Balance® milk increased 16.4% in the third quarter. This increase was mainly attributable to an improvement in efficiency and effectiveness of trade promotions with retailers compared to the third quarter of 2011. In addition, the Company reported lower slotting related to milk in the third quarter of 2012, compared to the same period last year.

While the Natural segment and Smart Balance segment each reported an increase in gross margins, the mix shift to Natural resulted in lower gross margins, overall. Excluding certain adjustments to cost of goods sold, gross profit in the third quarter of 2012 was $43.3 million, or 42.7% of net sales, compared to $31.0 million, or 43.2% of net sales in the third quarter of 2011. Excluded in the aforementioned cost of goods in the third quarter of 2012 was a $0.9 million charge related to the Udi’s acquisition to reflect the estimated fair value of finished goods inventory acquired. Excluded in the aforementioned cost of goods in the third quarter of 2011 was a $0.8 million charge related to the Glutino acquisition to reflect the estimated fair value of finished goods inventory acquired.

Brand Profit, excluding the purchase accounting charges mentioned above, for the Company’s Natural segment, increased to $13.6 million in the third quarter of 2012 from $5.0 million in last year’s quarter. The significant increase is primarily related to the Udi’s acquisition in the quarter, as it contributed approximately $6.1 million to brand profit.

Brand Profit for the Company’s Smart Balance segment decreased modestly to $12.7 million in the third quarter of 2012 from $13.2 million in the previous year’s quarter primarily due to investment costs related to Spreadable Butter. Excluding these investment costs, Smart Balance segment brand profit increased modestly in the quarter.

Reconciliation of Operating Income to Cash Operating Income – Third Quarter

$ in Millions	2012	2011

Operating Income (Loss)	($0.5)	$2.1
Less certain non-recurring items affecting Operating Income (Loss)
Stock-based compensation charge related to restructuring	1.8	-
Restructuring, acquisition and integration-related costs	5.7	2.6
Purchase accounting adjustment	0.9	0.8
Class action lawsuit	-	1.1
Non-GAAP Operating Income (Loss)	7.9	6.6

Less non-cash items affecting Operating Income (Loss):
Depreciation and amortization	3.9	2.2
Stock-based compensation expense	3.3	0.9

Cash Operating Income	$15.1	$9.7

Excluding certain costs, overall operating income increased to $7.9 million in the third quarter compared to operating income of $6.6 million in the third quarter of 2011. The charges impacting operating income in the third quarter of 2012 include restructuring, acquisition and integration-related costs of $5.7 million, the adjustment to Udi’s finished goods inventory of $0.9 million and additional stock-based compensation charges of $1.8 million related to the restructuring. The charges impacting operating income in the third quarter of 2011 include the adjustment to Glutino’s finished goods inventory of $0.8 million and costs associated with the Glutino acquisition of $2.6 million. In addition, the Company settled a class-action lawsuit relating to the Company's Nucoa® stick margarine product, the sales of which represented less than 1% of the Company's sales, for $1.1 million in 2011. Third quarter 2012 operating income was impacted by higher depreciation, amortization and stock compensation by approximately $4.1 million when compared to last year’s quarter.

Cash operating income increased 55.7% to $15.1 million in the third quarter compared to $9.7 million in the prior year’s quarter. Organic cash operating income increased 22.5%. The table below provides a reconciliation of GAAP operating income (loss) to cash operating income, a non-GAAP measure.

Reconciliation of Certain Items Affecting Net Income (Loss) and Earnings (Loss) Per Share (EPS) – Third Quarter

	Net Income (Loss) ($ Millions)		EPS (Loss) ($ Per Share)
	2012	2011	2012	2011
Reported GAAP	($3.7)	$1.1	($0.06)	$0.02
Add back certain items:
Restructuring	1.4	-	0.02	-
Stock-based compensation charge related to restructuring	0.9	-	0.01	-
Acquisition and integration-related costs	1.7	2.2	0.03	0.04
Purchase accounting adjustment	0.5	0.7	0.01	0.01
Write-off of deferred loan costs	1.3	-	0.02	-
Class action lawsuit	-	0.9	-	0.01
Tax rate adjustment	-	(1.4)	-	(0.02)

Total certain items	5.8	2.4	0.09	0.04

Excluding certain items (Non-GAAP)	$2.1	$3.5	$0.03	$0.06

Excluding the items noted above, net income in the third quarter of 2012 was $2.1 million, or $0.03 per share, compared with net income of $3.5 million, or $0.06 per share, in the year-ago quarter. In the third quarter of 2012, net income was impacted by higher interest, depreciation, amortization and stock-based compensation expense when compared to last year by approximately $4.3 million, or $0.07 per share.

2012 Outlook

The Company reaffirmed its outlook for 2012. For 2012, the Company continues to expect net sales in the range of $360 million to $370 million, gross margin in the 42% to 44% range, and cash operating income in the $53 million to $55 million range.

In addition, for 2012 the Company continues to expect interest expense to be approximately $14 million and depreciation and amortization to be approximately $14 million. Given the increase in the Company’s share price, however, the Company updated its estimate for stock-based compensation expense to be approximately $12.0 million, compared to its previous estimate of $9 million.

2013 Outlook

The Company reiterated its 2013 outlook initially provided on August 2, 2012. For 2013, the Company continues to expect net sales to be in the range of $440 million to $450 million and cash operating income to be in the range of $70 million to $75 million.

Commenting on the outlook for 2013, Mr. Hughes stated, “Our priorities for 2013 are to continue on our path of strong sales and profitable growth in our Natural segment, while maintaining strong profitability in the Smart Balance segment.”

The Company provided the following specifics regarding its outlook for 2013:

●	The Company expects overall net sales growth in 2013 in the 20% to 25% percentage range versus 2012. The Company expects growth to be driven by the inclusion of Udi’s on a full year basis and continued growth in Glutino and Earth Balance. Total net sales growth in Natural is estimated to be 45% to 50%. Organic net sales growth in Natural is estimated to be 15% to 20%. In addition, the Company expects the Smart Balance segment to grow in the low single digit range, driven by the benefit of Spreadable Butter.
●	Gross profit margin for the year is expected to be in the 42% to 44% range as strong growth in the Natural segment will impact overall gross margin.
●	Stock-based compensation expense is expected to be approximately $7 million in 2013.
●	Capital expenditures in 2013 are expected to be approximately $13 million. Total depreciation & amortization is expected to be approximately $18 million.
●	Interest expense is estimated to be $19 million, reflecting a full year of increased debt, related interest rates and the amortization of deferred loan costs.
●	The Company’s tax rate is expected to be approximately 40% in 2013.

Footnotes

1 All references to consumption & market share are based on U.S. mass-market dollar volume according to The Nielsen Company (an independent research entity) and SPINS for the 12-week period ending September 29, 2012, unless otherwise noted.

² Purchase accounting adjustment to reflect the estimated fair value of finished goods inventory acquired. In 2012 the impact from Udi’s was $0.9 million and in 2011 the impact from Glutino was $0.8 million.

Forward-looking Statements

Statements made in this press release that are not historical facts, including statements about the Company’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may include use of the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements speak only as of the date they are made, and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations, changes in financial condition, changes in general economic or business conditions, changes in estimates, expectations or assumptions, or circumstances or events arising after the issuance of this press release. Actual results may differ materially from such forward-looking statements for a number of reasons, including (i) the Company’s ability to: maintain and grow those revenues derived from our Smart Balance® buttery spread products from which we generate a substantial portion of our revenues; maintain margins during periods of commodity cost fluctuations; introduce and expand distribution of our new products; meet marketing and infrastructure needs; respond to changes in consumer demand; respond to adverse publicity affecting the Company or industry; maintain our performance during difficult economic conditions; comply with regulatory requirements; maintain existing relationships with and secure new customers; continue to rely on third party distributors, manufacturers and suppliers; successfully integrate and operate the Glutino business and realize the expected growth benefits of the Glutino acquisition; operate outside of the U.S.; successfully maintain relationships with the co-packers for our Glutino® and Gluten-Free Pantry® products; grow net sales in a competitive environment and with increasingly price sensitive consumers; and maintain volume in light of price increases stemming from rises in commodity costs; (ii) the Company’s ability to successfully integrate and operate the Udi’s business and realize the expected growth benefits of the Udi’s acquisition; potential changes to future tax rates; unexpected costs, charges, liabilities, or expenses resulting from the transaction; potential adverse reactions or changes in business relationships resulting from the transaction; and the possibility that Udi's growth may occur at a rate less than the Company anticipates; and (iii) those other risks and uncertainties set forth in the Company’s filings with the SEC.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).

The Company uses the terms “cash operating income” and "net income and earnings per share (EPS) excluding certain items" as non-GAAP measures. The Company believes that these measures better explain its profitability and performance consistent with the way the investor and securities analysts evaluate our Company in the competitive environment in which we operate. Cash operating income is defined as operating income excluding stock-based compensation expense, depreciation, amortization, purchase accounting adjustments, restructuring, acquisition and integration-related costs and certain other items. The Company believes that the exclusion of certain items, provide a better reflection of the operating profitability of the Company, and strongly compliment the Company's planning and forecasting models used in providing investors and securities analysts with important supplemental information regarding the Company's underlying profitability and operating performance. However, non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's results prepared in accordance with GAAP. In addition, the non-GAAP measures the Company uses may differ from non-GAAP measures used by other companies. We have included in this press release reconciliations of cash operating income to operating income and of net income and EPS excluding certain items to net income and EPS, in each case as calculated in accordance with GAAP.

About Smart Balance, Inc.

Smart Balance, Inc. (NasdaqGM: SMBL) is committed to providing superior tasting, solution-driven products in every category it enters.  The Company’s health and wellness platform consists of four brands that target specific consumer needs:  Smart Balance for heart healthier diets; Glutino and Udi’s for gluten-free diets; Earth Balance for plant-based diets; and Bestlife for weight management.  The Company markets the Smart Balance line of products, which avoids trans-fats naturally and balances fats and/or reduces saturated fats, such as Smart Balance® Buttery Spreads and Enhanced Milks.  The Company’s Glutino and Udi’s brands are trusted pioneers and leaders in the gluten-free category, with a wide variety of great-tasting gluten-free foods consumers trust across a number of product categories, such as Glutino® Pretzel Twists and Breakfast Bars and Udi’s® Gluten Free Breads.  The Company markets the Earth Balance line of non-GMO plant-based products, which include Earth Balance® Buttery Spreads, Nut Butters and Soy Milks.  The Company also markets weight management products under the Bestlife brand, which include Bestlife™ Buttery Spreads and Sticks.  For more information about Smart Balance, Inc., please visit www.smartbalance.com.

Contact:

Carole Buyers, CFA

Senior Vice President Investor Relations & Business Development

Smart Balance, Inc.

cbuyers@smartbalance.com

303-652-0521 x152

SMART BALANCE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	September 30, 2012	December 31, 2011
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,680	$7,959
Accounts receivable, net of allowance of: $574 (2012) and $343 (2011)	28,573	20,030
Accounts receivable - other	2,481	1,124
Inventories	22,975	15,698
Prepaid taxes	7,282	981
Prepaid expenses and other assets	6,061	2,149
Deferred tax asset	4,530	5,299
Total current assets	76,582	53,240
Property and equipment, net	30,687	13,804
Other assets:
Goodwill	322,254	266,598
Intangible assets, net	234,704	183,822
Deferred costs, net	12,456	2,690
Other assets	1,804	1,478
Total other assets	571,218	454,588
Total assets	$678,487	$521,632
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued expenses	$49,366	$40,358
Income taxes payable	224	217
Current portion of long-term debt	2,418	9,150
Total current liabilities	52,008	49,725
Long-term debt	241,042	93,815
Deferred tax liability	49,816	51,474
Contract payable	2,750	4,125
Other liabilities	1,178	877
Total liabilities	346,794	200,016
Commitment and contingencies
Stockholders' equity
Common stock, $.0001 par value, 250,000,000 shares authorized; 62,926,611 and 62,630,683 issued in 2012 and 2011, respectively and 59,235,948 and 58,940,020 outstanding in 2012 and 2011, respectively	6	6
Additional paid in capital	548,078	539,432
Accumulated deficit	(200,505)	(200,967)
Accumulated other comprehensive loss, net of tax	(291)	(1,260)
Treasury stock, at cost (3,690,663 shares)	(15,595)	(15,595)
Total stockholders' equity	331,693	321,616
Total liabilities and stockholders' equity	$678,487	$521,632

SMART BALANCE, INC. AND SUBSIDIARIES

Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net sales	$101,334	$71,660	$256,614	$190,403
Cost of goods sold	59,032	41,425	147,231	103,624
Gross profit	42,302	30,235	109,383	86,779

Operating expenses:
Marketing	8,416	6,947	21,707	18,337
Selling	8,368	5,909	21,510	16,209
General and administrative	20,324	12,651	47,335	32,495
Restructuring, acquisition and integration-related costs	5,708	2,617	7,262	2,617
Total operating expenses	42,816	28,124	97,814	69,658
Operating income (loss)	(514)	2,111	11,569	17,121

Other income (expense):
Interest expense	(7,269)	(910)	(9,719)	(2,384)
Other income (expense), net	877	156	696	622
Total other (expense)	(6,392)	(754)	(9,023)	(1,762)
Income (loss) before income taxes	(6,906)	1,357	2,546	15,359
Provision (benefit) for income taxes	(3,181)	214	2,084	7,344
Net income (loss)	$(3,725)	$1,143	$462	$8,015

Earnings (loss) per share:
Basic	$(0.06)	$0.02	$0.01	$0.14
Diluted	$(0.06)	$0.02	$0.01	$0.14

Weighted average shares outstanding:
Basic	59,193,268	58,940,020	59,025,590	59,362,789
Diluted	59,193,268	58,986,833	60,303,209	59,372,198

Net income (loss)	$(3,725)	$1,143	$462	$8,015
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	967	(1,429)	969	(1,429)
Other comprehensive income (loss)	967	(1,429)	969	(1,429)
Comprehensive income (loss)	$(2,758)	$(286)	$1,431	$6,586